SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
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                               (Amendment No. 2)*


                            Kendle International Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   48880L 10 7
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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]     Rule 13d-1(b)

[X]     Rule 13d-1(c)

[ ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

 CUSIP NO. 48880L 10 7                 13G                     Page 2 of 4 Pages

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 1s       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Christopher C. Bergen
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 2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]
                                                                    (b) [X]

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 3        SEC USE ONLY


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 4        CITIZENSHIP OR PLACE OF ORGANIZATION

             United States of America
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                              5      SOLE VOTING POWER

         NUMBER OF                     1,024,124
          SHARES              --------------------------------------------------
       BENEFICIALLY           6      SHARED VOTING POWER
         OWNED BY
           EACH                        0
         REPORTING            --------------------------------------------------
        PERSON WITH           7      SOLE DISPOSITIVE POWER

                                      1,024,124
                             ---------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                       0
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 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,024,124
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.9%
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12        TYPE OF REPORTING PERSON*

               IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

ITEM     1(a)     Name of Issuer:   Kendle International Inc.

         1(b)     Address of Issuer's Principal Executive Office:

                  1200 Carew Tower
                  441 Vine Street
                  Cincinnati, Ohio 45202

         2(a)     Name of Persons Filing:   Christopher C. Bergen

         2(b)     Address of Principal Business Office:

                  1200 Carew Tower
                  441 Vine Street
                  Cincinnati, Ohio 45202

         2(c)     Citizenship:      U.S.A.

         2(d)     Title of Class of Securities:      Common Stock, No Par Value

         2(e)     CUSIP No.:        48880L 10 7

         3.       If this Statement is Filed Pursuant to Rules 13d-1(b) or
                  13d-2(b), check whether the Person Filing is a:   N/A

         4.       Ownership:

                  (a)      See Item 9 of cover page.
                  (b)      See Item 11 of cover page.
                  (c)      See Items 5-8 of cover page.

                  Shares numbers in Items 5, 7 and 9 include options for 840 shares that are exercisable within 60 days.

                  Beneficial ownership for Mr. Bergen does not include 620,500 shares held in trust by the Kendle Stock Trust, under which his children are beneficiaries. Mr. Bergen has no voting or dispositive power with respect to these shares. Such powers are held by a trust committee composed of William J. Keating, Jr., Kendle Bryan and Mark Brettschneider.

                                                               Page 4 of 4 Pages

         5.       Ownership of 5% or less of class:  N/A

         6.       Ownership of more than 5% on behalf of another person:    N/A

         7. Identification and classification of the subsidiary which acquired the security being reported by the parent holding
                  company:     N/A

         8.       Identification and classification of members of the group: N/A

         9.       Notice of dissolution of group:    N/A

         10.      Certification:            N/A


         By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           February 4, 2000
                                           -------------------------------------
                                           Date


                                            /s/ Christopher C. Bergen
                                           -------------------------------------
                                           Signature


                                           Christopher C. Bergen
                                           -------------------------------------
                                           Name/Title